UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                                (AMENDMENT NO.3)*

                         Packaging Dynamics Corporation
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    695160101
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

                       (Continued on the Following Pages)

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Corsair Capital Partners, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             89,962

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             89,962

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             89,962

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.8%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Long Short International, Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             A Cayman Islands exempted company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             3,076

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             3,076

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,076

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             Less than 0.1%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Select, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             47,239

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             47,239

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             47,239

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.4%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Capital Partners 100, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             2,863

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             2,863

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,863

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             Less than 0.1%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Capital Investors, Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             12,486

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             12,486

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,486

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Corsair Capital Management, L.L.C.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             155,626

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             172,626

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             172,626

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.6%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Jay R. Petschek

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             155,626

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             172,626

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             172,626

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.6%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Steven Major

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             39,300

6.      SHARED VOTING POWER

             155,626

7.      SOLE DISPOSITIVE POWER

             39,300

8.      SHARED DISPOSITIVE POWER

             172,626

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             211,926

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.6%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed with respect to the common stock ("Common Stock") of Packaging Dynamics Corporation (the "Issuer") beneficially owned by the
Reporting Persons identified below as of February 9, 2006, and amends and supplements the Schedule 13G filed by the Reporting Persons on September 12, 2003, as previously amended (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G are: Corsair Capital Partners, L.P. ("Corsair Capital"), Corsair Long Short International, Ltd. ("Corsair International"), Corsair Select, L.P. ("Corsair Select"), Corsair Capital Partners 100, L.P. ("Corsair 100"), Corsair Capital Investors, Ltd. ("Corsair Investors"), Corsair Capital Management, L.L.C. ("Corsair Management"), Jay R. Petschek ("Mr. Petschek") and Steven Major ("Mr. Major" and collectively, the "Reporting Persons").

 ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Corsair Capital beneficially owns 89,962 shares of Common Stock.

          Corsair International beneficially owns 3,076 shares of Common Stock.

          Corsair Select beneficially owns 47,239 shares of Common Stock.

          Corsair 100 beneficially owns 2,863 shares of Common Stock.

          Corsair Investors beneficially owns 12,486 shares of Common Stock.

          Corsair Management, as the investment manager of each of Corsair Capital, Corsair International and Corsair Select, is deemed to beneficially own the 155,626 shares of Common Stock beneficially owned by them and an additional 17,000 shares of Common Stock held in separate accounts managed by it.

          Mr. Petschek, as a controlling person of Corsair Management, is deemed to be beneficially own the 172,626 shares of Common Stock beneficially owned by Corsair Management.

          Mr. Major is a controlling person of Corsair Management and is deemed to beneficially own the 172,626 shares of Common Stock beneficially owned by Corsair Management and the beneficial owner of an additional 39,300 shares of Common Stock that he owns personally or through separate accounts managed by him.

          Collectively, the Reporting Persons beneficially own 211,926 shares of Common Stock.

     (b)  Percent of Class:

          Corsair Capital's beneficial ownership of 89,962 shares of Common Stock represents 0.8% of all the outstanding shares of Common Stock.

          Corsair International's beneficial ownership of 3,076 shares of Common Stock represents 0.4% of all the outstanding shares of Common Stock.

          Corsair Select's beneficial ownership of 47,239 shares of Common Stock represents 0.4% of all the outstanding shares of Common Stock.

          Corsair 100's beneficial ownership of 2,863 shares of Common Stock represents less than 0.1% of all the outstanding shares of Common Stock.

          Corsair Investors' beneficial ownership of 12,486 shares of Common Stock represents 0.1% of all the outstanding shares of Common Stock.

          Corsair Management's and Mr. Petschek's beneficial ownership of 172,626 shares of Common Stock represents 1.6% of all the outstanding shares of Common Stock.

          The 211,926 shares of Common Stock deemed to be beneficially owned by Mr. Major represents 2.0% of all the outstanding shares of Common Stock.

          Collectively, the Reporting Persons beneficially own 211,926 shares of Common Stock representing 2.0% of all the outstanding shares of Common Stock.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Mr. Major has the sole power to or to direct the vote of the 39,300 shares of Common Stock beneficially owned by him personally or through separate accounts managed by him.

          (ii)  Shared  power to vote or to direct  the vote of shares of Common
                Stock:

                Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of 89,962 shares of Common Stock.

                Corsair International, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of 3,076 shares of Common Stock.

                Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of 47,239 shares of Common Stock.

                Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of 2,863 shares of Common Stock.

                Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of 12,486 shares of Common Stock.

          (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

                Mr. Major has the sole power to dispose or to direct the disposition of the 39,300 shares of Common Stock beneficially owned by him personally or through separate accounts managed by him.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

                Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 89,962 shares of Common Stock.

                Corsair International, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 3,076 shares of Common Stock.

                Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 47,239 shares of Common Stock.

                Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 2,863 shares of Common Stock.

                Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 12,486 shares of Common Stock.

                Corsair Management, Mr. Petschek and Mr. Major have the power to dispose or to direct the disposition of 17,000 shares of Common Stock held in separate accounts managed by Corsair Management.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 10.        CERTIFICATION.

     By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated:  February 14, 2006

                                CORSAIR CAPITAL PARTNERS, L.P.
                                By:  Corsair Capital Advisors, L.L.C.,
                                         General Partner

                                         By: /s/ Steven Major
                                             -----------------------------
                                             Steven Major, Managing Member

                                CORSAIR LONG SHORT INTERNATIONAL, LTD.
                                By:  Corsair Capital Management, L.L.C.,
                                         Director

                                         By: /s/ Steven Major
                                             -----------------------------
                                             Steven Major, Managing Member


                                CORSAIR SELECT, L.P.
                                By:  Corsair Select Advisors, L.L.C.,
                                         General Partner

                                         By: /s/ Steven Major
                                             -----------------------------
                                             Steven Major, Managing Member


                                CORSAIR CAPITAL INVESTORS, LTD.
                                By:  Corsair Capital Management, L.L.C.,
                                         Director

                                         By: /s/ Steven Major
                                             -----------------------------
                                             Steven Major, Managing Member

                                CORSAIR CAPITAL PARTNERS 100, L.P.
                                By:  Corsair Capital Advisors, L.L.C.,
                                         General Partner

                                         By: /s/ Steven Major
                                             -----------------------------
                                             Steven Major, Managing Member

                                CORSAIR CAPITAL MANAGEMENT, L.L.C.

                                By: /s/ Steven Major
                                    -----------------------------
                                        Steven Major, Managing Member


                                /s/ Jay R. Petschek
                                -------------------
                                Jay R. Petschek


                                /s/ Steven Major
                                ----------------
                                    Steven Major